Exhibit 99.(n)

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2023, with respect to the financial statements, financial highlights and accompanying supplemental information of Eagle Point Income Company Inc., incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

New York, New York

May 23, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.